Share Transfer Agreement

Party A   :      IMOT Information Technology (Shenzhen) Ltd.

                 Address : 10/F., Guomao Building, Remin Road South,
                           Shenzhen City, China (Postcode : 518014)

Party B   :      Shenzhen Golden Anke Technology Co. Ltd. ("Golden Anke")

                 Address :  East Flat, 4/F., Block 3, SEG Science and Industry
                            Park, Huaqiang Road North, Shenzhen, China.

Party C   :      Intermost Corporation

                 Address :  10/F., Guomao Building, Renmin Road South, Shenzhen,
                            China (Postcode: 518014)

Party D   :      Original Shareholders of Golden Anke
                 TU Guoshen (I.D. No. 360102196509275814)
                 LI Zhiquan (I.D. No. 360102197009205849)



                       Section 1 Background

WHEREAS:

1.1 On behalf of its parent company, Intermost Corporation (an OTCBB listed company, hereby referred to as "IMOT"), IMOT Information Technology (Shenzhen) Ltd. shall acquire the shareholding of Golden Anke by issuing common stock of IMOT, so as to participate in and develop network digital surveillance and security business.

1.2 Golden Anke is the subsidiary of Jiuding Group in Shenzhen. Its registered capital and paid-up capital is Rmb10 million and under Chinese GAAP its net asset value shall not be less than Rmb10 million at the date this Agreement comes into effect. Its major business is the development, sales, engineering and services of Internet based digital network surveillance and security systems.

Through friendly consultation, all parties have agreed on the following agreement:

                            Section 2 Share Transfer


2.1 Both Party A and Party B agree that Party A shall acquire, by issuing common stock of IMOT, 51% shareholding of Party B from shareholders authorized by the shareholders' general meeting of Golden Anke ("Selling Shareholders of Party B"). Share price of the IMOT common stock to be issued shall be the average closing price of IMOT trading on the NASD OTCBB during the two-month period prior to March 20, 2004, (from January 20, 2004 to March 19, 2004) i.e. US$0.336 per share. Based on this share price, IMOT shall issue 12 million shares of IMOT common stock to the Selling Shareholders of Party B for the acquisition of Golden Anke's shareholding. Upon completion of the exchange of shares, Party A shall own 51% shareholding in Golden Anke and the original shareholders of Golden Anke shall own 49% shareholding. Under Chinese GAAP the net asset value of Golden Anke shall not be less than Rmb10 million.

2.2 Both Party A and Party B agree that after this Agreement has come into effect, Party A shall arrange the issuance and delivery of 12,000,000 shares of IMOT common stock within 25 days after the completion of the transfer of 51% shareholding of Golden Anke (i.e. the date that all parties complete the notarization for the change of shareholders at the notarization authority in Shenzhen City, hereinafter referred to as "completion date of Golden Anke share transfer").
2.3 Party B undertakes, within 30 days after this Agreement has come into effect, to complete all the legal procedures regarding the share transfer to Party A as stipulated in Clause 2.1 of this Agreement.

2.4 Both parties agree that after this Agreement has come into effect, they shall restructure the board of Golden Anke and shall jointly develop the business of Golden Anke. Both parties agree that:-

(a) Majority of the directors shall be nominated by Party A.
(b) Chairman and legal representative of Golden Anke shall be nominated by Party B.


       Section 3 Business Development and Future Expansion of Golden Anke

Both Parties agree that, as one of the largest network security companies in China, Golden Anke shall have good prospect of development. In order to further develop the business of Golden Anke, Party A shall assist Golden Anke in restructuring its business development, human resources management, internal management and financial management practices. All parties are willing to use their best effort to facilitate the business development of Golden Anke. The goal of Golden Anke is to become the largest and most successful Internet based digital network surveillance and security company in China, and to bring the greatest return to its shareholders.


               Section 4 Representation and Warranties of Party A

4.1 Party A represents and warrants that its parent company, IMOT, has legitimate listing status on the NASD OTCBB and its common shares are in normal trading status. Party A undertakes that the shares to be issued to the Selling Shareholders of Party B are valid shares and Party A shall have the legal authority to implement this share transfer.

4.2 After this Agreement has come into effect, Party A undertakes to deliver the IMOT common stock to the Selling Shareholders of Party B (or beneficiaries designated by Selling Shareholders of Party B).

4.3 One year after this Agreement has come into effect, some of the IMOT common stock to be issued to the Selling Shareholders of Party B shall be eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission of the U.S.A. 2 years after the issuance of shares those IMOT common shares shall be eligible for sale in compliance with relevant regulations of the Securities and Exchange Commission of the U.S.A.

4.4 After this Agreement has come into effect, Party A undertakes to assist Golden Anke in its restructuring of business development, human resources management, internal management, and financial management practices, etc.

4.5 Party A is a legal entity duly incorporated in China and possesses all the rights and authority to sign and execute this Agreement and related documents.

               Section 5 Representations and Warranties of Party B

5.1 After this Agreement has come into effect, Party B undertakes to arrange its shareholders to complete the share transfer in accordance with this Agreement. Party B represents and warrants that the shareholding to be transferred to Party A is valid and legitimately owned by the shareholders of Party B, who have full and good title to these shares. All those shares are free and clear of any liens, adverse claims, encumbrances, security interests or any other restrictions. Selling Shareholders of Party B have full and complete legitimate power to execute and implement this Agreement. Party B undertakes that, within 30 days after this Agreement has come into effect, it shall complete all the legal procedures required for the transfer of shareholding to Party A in accordance with Clause 2.1 of this Agreement.

5.2 Party A and Party B agree that, within the Two-Year Period After Acquisition, All shareholders of Golden Anke shall receive 10% to 30% of the net Profit as cash dividend every half year.

5.3 Party B undertakes that Golden Anke will focus on the development of its core business including, but not limited to, network surveillance and security, as well as other related business. The other business operation of Jiuding Group shall not cause any adverse impact on Golden Anke while it is pursuing its business plan and annual plan.

5.4 After this Agreement has come into effect and upon completion of the share transfer, Party B shall coordinate with Party A regarding the audit work of Golden Anke, Within the first 10 days of each month, it shall submit to Party A the financial statements of Golden Anke for the previous month as required for the listing companies.

5.5 Party B is a corporate legal entity duly incorporated and in existence according to China law. It has acquired all the power and authority necessary for the execution and implementation of this Agreement. All the liabilities and obligations of Party B have been disclosed and acknowledged by Party A. Except for all these liabilities and obligations, Party B has no other hidden or contingent liabilities or obligations.

                          Section 6 Breach of Contract

6.1 If Party A delays in fulfilling its obligations as stipulated in Clause 4.2 of this Agreement, Party A shall have to pay to Party B a penalty equivalent to 0.01% of the total consideration for the share transfer for each day it has delayed in fulfilling its obligations.

6.2 If Party B delays in fulfilling its obligations as stipulated in Clause 5.4 of this Agreement, Party B shall have to pay to Party A penalty equivalent to 0.1% of the total consideration for the share transfer for each day it has delayed in fulfilling its obligations.

6.3  If Party B is unable to fulfill its representations as stipulated in Clause
     5.5 of this Agreement, any undisclosed liabilities and obligations shall be borne by the Original Shareholders of Party B. If any loss has been caused to Party A, original shareholders of Party B shall be liable to pay for the damages caused. Party A shall also have the right to unilaterally terminate this Agreement by giving a written notice to the other parties.


                        Section 7 Settlement of Disputes

In case of any disputes on this Agreement, both parties shall settle them through friendly consultation. If the disputes cannot be settled through friendly consultation, they shall be submitted to the Shenzhen Branch of China International Economic and Trade Arbitration Committee for arbitration in accordance with its current arbitration principle. Arbitration results shall be binding on both parties.


                      Section 8 Joint and Several Guarantee

As the parent company of Party A, Party C shall have joint and several guarantee obligations regarding this Agreement. As the original shareholders of Golden Anke, Party D shall have joint and several guarantee obligations regarding this Agreement.


                        Section 9 Execution of Agreement

This Agreement shall be executed in quadruplicate. Upon execution by all parties, evaluation and assessment work will commence. This Agreement shall come into effect after the evaluation results are approved by the board of directors of each party.

                           Section 10 Other Provisions

Prior to the execution of this Agreement, all the promises or agreements, no matter written or oral, among all parties regarding the subject matter of this Agreement shall become void. Should any disagreements arise, this Agreement shall prevail.


                       Section 11 Exhibits and Legal Force

Exhibits of this Agreement include : Exhibit 1 : Balance sheet of Golden Anke for 2003; Exhibit 2 : Profit and Loss Account of Golden Anke for 2003;
     Exhibit 3 : Resolution of Golden Anke's board of directors for consent of share transfer by the shareholders. All these exhibits constitutes an integrated part of this Agreement and shall be legally binding.



Party A : IMOT Information Technology (Shenzhen) Ltd.

          Authorized representative
          Date: March 31, 2004


          Party B : Shenzhen City Golden Anke Technology Ltd.

          Authorized representative
          Date: March 31, 2004


Party C : Intermost Corporation

          Authorized representative
          Date: March 31, 2004


Party D : Original Shareholders of Golden Anke

          Authorized representative
          Date: March 31, 2004